SPECIAL MEETING OF SHAREHOLDERS

On April 1, 2005, a Special Meeting of Shareholders for Evergreen VA Fund was held to consider a number of proposals. On January 14, 2005, the record date for the meeting, the Fund had $61,401,700 of net assets outstanding of which $60,881,351 (or 99.15%) of net assets were represented at the meeting.

Proposal 1 - The proposed  reorganization of Evergreen VA Fund into Evergreen VA
 Growth and Income Fund, a series of Evergreen

Variable Annuity Trust, a Delaware statutory trust:
                  Net assets voted For               $55,714,544
                  Net assets voted Against      1,719,319
                  Net assets voted Abstain      3,447,488

Proposal 2 - To consider and vote upon such other matters as may properly come before said meeting or adjournment thereof:

                  Net assets voted For               $54,404,087
                  Net assets voted Against      1,312,409
                  Net assets voted Abstain      5,164,855


SPECIAL MEETING OF SHAREHOLDERS

On April 1, 2005, a Special Meeting of Shareholders for Evergreen VA Special Equity Fund was held to consider a number of proposals. On January 14, 2005, the record date for the meeting, the Fund had $64,625,275 of net assets outstanding of which $64,618,722 (or 99.99%) of net assets were represented at the meeting.

Proposal 1 - The proposed reorganization of Evergreen VA Special Equity Fund into Evergreen VA Growth Fund, a series of Evergreen Variable Annuity Trust, a Delaware statutory trust:

                  Net assets voted For               $56,567,783
                  Net assets voted Against      3,270,392
                  Net assets voted Abstain      4,780,547

Proposal 2 - To consider and vote upon such other matters as may properly come before said meeting or adjournment thereof:

                  Net assets voted For               $54,480,906
                  Net assets voted Against      3,103,572
                  Net assets voted Abstain      7,034,244